Exhibit h.1(ii)

AMENDMENT NUMBER 1

TO TRANSFER AGENCY AND SERVICE AGREEMENT

This Amendment Number 1 (the “Amendment”) to the Transfer Agency and Service Agreement is made as of                     by and between each management investment company and other fund identified on Schedule A hereto (each a “Fund” and collectively, the “Funds”) and State Street Bank and Trust Company, a Massachusetts trust company (the “Transfer Agent”).

WHEREAS, the Funds and the Transfer Agent entered into a Transfer Agency and Service Agreement dated as of August 1, 2013 (as amended, supplemented, restated or otherwise modified from time to time, the “Agreement”); and

WHEREAS, the Transfer Agent and the Funds desire to amend the Agreement as more particularly set forth below;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Amendment.

(a)	The following section is added as Section 1.3(vi) of the Agreement:

Financial Intermediary Electronic Access Services. Upon the request of the Funds, the Transfer Agent shall provide certain broker-dealers, third-party record keepers or similar service providers of the Funds’ Interestholders (individually a “Financial Intermediary” and collectively the “Financial Intermediaries”) with electronic access to the account balance and transaction history information of the Interestholders. The parties agree to the services and terms as stated in the attached schedule “Schedule 1.3(vi)” entitled “Financial Intermediary Electronic Access Services” that may be changed from time to time subject to mutual written agreement between the parties. In consideration of the performance of the services by the Transfer Agent pursuant to this Section 1.3(vi), the Funds agree to pay the Transfer Agent such fees and expenses associated with such additional services as mutually agreed in writing from time to time.

(b)	The attached Exhibit 1 is added as Schedule 1.3(vi) of the Agreement.

2.	Miscellaneous.

(a)	Except as expressly amended hereby, all provisions of the Agreement shall remain in full force and effect.

(b)	Schedule A annexed hereto shall replace in its entirety any prior Schedule A.

(c)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the date first written above.

STATE STREET BANK AND TRUST COMPANY

By:
Name:	Andrew Erickson
Title:	Executive Vice President

BLACKSTONE ALTERNATIVE INVESTMENT FUNDS

By:
Name:
Title:

BLACKSTONE ALTERNATIVE MULTI-STRATEGY SUB FUND I LTD

By:
Name:
Title:

BLACKSTONE ALTERNATIVE MULTI-STRATEGY SUB FUND II LTD

By:
Name:
Title:

BLACKSTONE ALTERNATIVE MULTI-STRATEGY SUB FUND III L.L.C.

By:
Name:
Title:

BLACKSTONE ALTERNATIVE MULTI-STRATEGY SUB FUND IV L.L.C.

By:
Name:
Title:

AMENDMENT NUMBER 1

TO TRANSFER AGENCY AND SERVICE AGREEMENT

EXHIBIT 1

Schedule 1.3(vi)

Financial Intermediary Electronic Access Services

1.	Intermediary Access Services

1.1	As directed by the Funds and subject to the terms of this Schedule 1.3(vi), the Transfer Agent agrees to provide Financial Intermediaries with electronic access to the Interestholder’s account balance and transaction history information (the “Intermediary Access Services”).

1.2	The Transfer Agent will provide the Intermediary Access Services through a third party service provider retained by the Transfer Agent (“Vendor”).

(a)	The Transfer Agent’s Vendor as of the date of this Agreement shall be Envision Financial Systems (“ENFS”) pursuant to a “Product and Intermediary Access Services Agreement” between the Transfer Agent and ENFS dated September 2007, as amended, modified or supplemented from time to time (“ENFS Agreement”). The ENFS Agreement provides for (i) data protection provisions substantially similar to the data protection provisions set forth in Section 14.4 of this Agreement and (ii) confidentiality provisions substantially similar to the confidentiality provisions set forth in Sections 10.1 and 10.2 of this Agreement. In the event that the ENFS Agreement shall terminate for any reason, the Transfer Agent agrees to provide prompt notice to the Funds of any such termination and the Transfer Agent agrees to act reasonably and promptly to retain a replacement Vendor. Until such replacement Vendor has been retained by the Transfer Agent and is operational, the Intermediary Access Services shall be suspended. If a replacement Vendor cannot be identified or retained, the Intermediary Access Services and this Schedule shall terminate.

(b)	The Intermediary Access Services terms and conditions of use as published from time to time on the electronic access web site, security and encryption requirements, format, content and specific Interestholder information to be provided will be as agreed to by the Funds and the Interestholders, as applicable, and acceptable to the Vendor. If, in connection with the Intermediary Access Services, access to or use of such Intermediary Access Services requires a Financial Intermediary or user to “accept” various terms and conditions, the Transfer Agent acknowledges that such terms and conditions are “accepted” by a Financial Intermediary or user or their designee in order to access or use the Intermediary Access Services and shall not be deemed to be “accepted” by the Funds.

(c)	The Funds represent and warrant that any Interestholder account, transaction and other information provided by the Funds to the Transfer Agent and/or the Vendor (either directly or through the Transfer Agent) (i) will not infringe or violate the rights of any third party, including, but not limited to, patents, copyrights, trademarks and trade secrets, (ii) will not be defamatory or obscene and (iii) will not violate any other applicable law.

(d)	In the event that (A) the Transfer Agent or the Vendor believes in good faith that the Funds or Financial Intermediary has provided Interestholder information that (i) infringes or violates the rights of any third party, including, but not limited to, patents, copyrights, trademarks and trade secrets, (ii) is defamatory or obscene, or (iii) violates any other applicable law; then (B) the Transfer Agent or the Vendor shall have the right, but not the obligation, to delete or destroy information relating to such breach and the Transfer Agent and the Vendor may suspend Intermediary Access Services with respect to such Financial Intermediary immediately. Upon any event which may cause the Transfer Agent to suspend Intermediary Access Services as described in this Section 1.2(d), if reasonably practicable, the Transfer Agent will provide notice to the Funds thirty (30) business days prior to such suspension; provided, however, that if the Funds take such action as may be requested by the Transfer Agent to eliminate such event, the Transfer Agent shall not suspend its provision of Intermediary Access Services, or, if its provision of Intermediary Access Services has been suspended, shall reinstate the provision of Intermediary Access Services hereunder.

1.3	The Transfer Agent agrees that any Interestholder information received by the Transfer Agent in connection with the Intermediary Access Services is and shall remain the property of the Funds and if not previously provided to the Funds, will be returned to the Funds by the Transfer Agent following any termination of the Intermediary Access Services by the Funds, subject to record-keeping requirements to which the Transfer Agent may be subject by law. The Transfer Agent shall have no responsibility, obligation or liability with respect to any Interestholder information or other information transmitted to the Vendor by any person or entity other than the Transfer Agent.

1.4	Neither the Transfer Agent nor the Vendor shall be obligated to file any forms or information with any regulator or enter into any agreement with the Financial Intermediaries or other persons in connection with the Intermediary Access Services.

1.5	For purposes of the Intermediary Access Services, except as otherwise expressly stated in this Schedule, the Transfer Agent makes no representation or warranty, either express or implied, concerning the Interestholder information or any other information, Intermediary Access Services, reports or analysis provided hereunder or by any unaffiliated third party. The provisions of this Section 1.5 shall survive the termination of the Agreement.

2.	Acknowledgments

2.1	The Funds acknowledge and agree that:

(a)	The Transfer Agent is agreeing to provide the Intermediary Access Services, and is not undertaking and shall not be responsible for any aspect of compliance with applicable rules or regulations by the Funds;

(b)	The Transfer Agent’s provision of Intermediary Access Services hereunder is dependent upon the receipt by the Transfer Agent of information, products and Intermediary Access Services from third parties, including without limitation, the Vendor. The provisions of this Section 2 shall survive the termination of the Agreement; and

(b)	The Transfer Agent shall have no responsibility for the confidentiality and use of any Financial Intermediary’s user ID, login, password and other security data, methods and devices, including mobile devices. Any Financial Intermediary utilizing the Intermediary Access Services under this Schedule will be solely responsible for all information requests electronically transmitted using its password and other security data.

(c)	The Funds shall have sole responsibility for obtaining Interestholder authorization of Financial Intermediary access to the information provided pursuant to the Intermediary Access Services described herein.

3.	Cooperation; Reliance on Information

3.1	The Funds acknowledge and understand that the Transfer Agent’s ability to provide the Intermediary Access Services under the terms and conditions set forth in this Schedule is contingent upon ongoing cooperation between the Funds and the Transfer Agent. The Funds shall act in good faith to cooperate with the Transfer Agent to enable or assist the Transfer Agent in performing any of the Intermediary Access Services. The Transfer Agent shall act in good faith to cooperate with the Funds in performing the Intermediary Access Services.

3.2	In the course of discharging its duties hereunder and subject to Section 3.3, the Transfer Agent may act in reasonable reliance on the data and information provided to it by or on behalf of the Funds or by any persons authorized by the Funds including, without limitation, any Interestholder.

3.3	Except as expressly stated otherwise in this Schedule, the Transfer Agent shall have no responsibility for, or duty to review, verify or otherwise perform any investigation as to the completeness, accuracy or sufficiency of any data or information provided by the Funds, any persons authorized by the Funds including, without limitation, any Financial Intermediary, and shall be without liability for any losses or damages suffered or incurred by any person as a result of the Transfer Agent having relied upon and used such information in good faith.

3.4	The provisions of this Section 3 shall survive the termination of the Agreement.

4.	Intermediary Access Services-Intellectual Property

4.1	The Funds acknowledge and agree that all hardware, applications, databases, security, software, systems, interfaces, and technology of all types (“Technology”) used by the Transfer Agent, the Financial Intermediaries, the Vendor and any other third party service provider to comply with or provide Intermediary Access Services under this Schedule are and shall remain the property of such party. Neither the Funds nor any Financial Intermediary shall itself, or permit any third party or device to, (i) reproduce, modify or create derivative or other works of the Technology or any part thereof; (ii) license, distribute, disclose, rent, lease, grant a security interest in, or otherwise transfer the Technology to any third party, in whole or in part, standalone or in combination with any other product; (iii) reverse engineer, disassemble, decompile or otherwise attempt to derive the source code of any Technology or use the Technology to develop, enhance or modify products or systems that compete with the Transfer Agent, the Vendor, any Financial Intermediary or other third party or that are intended for commercial distribution; (iv) knowingly take any action that jeopardizes the proprietary rights of others in the Technology; (v) alter, obscure or delete any copyright notices and trademarks contained in the Technology; or (vi) distribute the Technology on a standalone basis or for standalone use.

4.2	The Transfer Agent represents and warrants to the best of its knowledge as of the date of this Schedule that: (i) its Vendor owns or has a valid license to the Intermediary Access Services; (ii) the Intermediary Access Services do not infringe on any third party intellectual property rights; and (iii) that its Vendor has the right to license and has licensed the Intermediary Access Services to the Transfer Agent for use by the Funds hereunder.

TRANSFER AGENCY AND SERVICE AGREEMENT

SCHEDULE A

Listing of Portfolios and Classes of Shares

BLACKSTONE ALTERNATIVE INVESTMENT FUNDS

BLACKSTONE ALTERNATIVE MULTI-STRATEGY SUB FUND I LTD

BLACKSTONE ALTERNATIVE MULTI-STRATEGY SUB FUND II LTD

BLACKSTONE ALTERNATIVE MULTI-STRATEGY SUB FUND III L.L.C.

BLACKSTONE ALTERNATIVE MULTI-STRATEGY SUB FUND IV L.L.C